                                                                        10/03/97


                                  Exhibit 4.2
                                  -----------


                            NOTE PURCHASE AGREEMENT



                                 BY AND BETWEEN

                            C.D. SMITH DRUG COMPANY

                                      AND

                        CHURCHILL ESOP CAPITAL PARTNERS,
                        A MINNESOTA LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I
DEFINITIONS.................................................................  1
        1.01  Certain Definitions...........................................  1

ARTICLE II
PURCHASE AND SALE OF SECURITIES.............................................  5
        2.01  Sale and Purchase.............................................  5
        2.02  Use of Proceeds...............................................  5
        2.03  Closing Fee...................................................  6

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................  6
        3.01  Organization, Standing and Qualification of Company...........  6
        3.02  Subsidiaries and Investments..................................  6
        3.03  Execution, Delivery and Performance of Agreement; Authority...  6
        3.04  Financial Statements..........................................  7
        3.05  No Material Adverse Change....................................  7
        3.06  Litigation....................................................  7
        3.07  Compliance with Laws and Other Instruments....................  7
        3.08  Title to and Liens on Properties..............................  8
        3.09  Purchase Agreement............................................  8
        3.10  Solvency......................................................  8
        3.11  Permits and Licenses..........................................  9
        3.12  Taxes.........................................................  9
        3.13  Margin Securities.............................................  9
        3.14  Not an Investment Company.....................................  9
        3.15  Securities Laws...............................................  9
        3.16  Environmental Protection......................................  9
        3.17  Insurance..................................................... 10
        3.18  Employment or Severance Agreements............................ 10
        3.19  Disclosure.................................................... 10

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CHURCHILL................................. 10
        4.01  Partnership Existence and Power............................... 10
        4.02  Authorization................................................. 10
        4.03  Investment Intent............................................. 11

ARTICLE V
CLOSING CONDITIONS.......................................................... 11
        5.01  Closing of Asset Acquisition.................................. 11
        5.02  Representations and Warranties True........................... 11
        5.03  Compliance with Agreement..................................... 11
        5.04  No Event of Default........................................... 11
        5.05  Certificate of Officer........................................ 11
        5.06  Documents Required for the Closing............................ 11
        5.07  Proceedings Satisfactory...................................... 13

ARTICLE VI
POST-CLOSING AFFIRMATIVE COVENANTS OF THE COMPANY........................... 13
        6.01  Payment of Note............................................... 13
        6.02  Reporting..................................................... 13
        6.03  Books and Records; Inspection and Examination................. 16
        6.04  Compliance with Laws.......................................... 17
        6.05  Maintenance of Properties..................................... 17
        6.06  Insurance..................................................... 17
        6.07  Payment of Taxes and Claims................................... 17
        6.08  Maintenance of Corporate Existence............................ 18
        6.09  Financial Covenants........................................... 18
        6.10  Board of Directors............................................ 18
        6.11  Replacement of Certificates................................... 19
        6.12  Retirement Plans.............................................. 19
        6.13  Filing of Reports............................................. 19
        6.14  Rule 144A..................................................... 19
        6.15  Other Agreements.............................................. 20

ARTICLE VII
POST-CLOSING NEGATIVE COVENANTS OF THE COMPANY.............................. 20
        7.01  Liens......................................................... 20
        7.02  Indebtedness.................................................. 21
        7.03  Guaranties.................................................... 22
        7.04  Investments and Loans......................................... 22
        7.05  Dividends and ESOP Contributions.............................. 22
        7.06  Sale of Assets................................................ 23
        7.07  Consolidation and Merger...................................... 23
        7.08  Sale and Leaseback............................................ 23
        7.09  Capital Expenditures.......................................... 23
        7.10  Restrictions on Nature of Business............................ 23
        7.11  Accounting.................................................... 23
        7.12  Issuance of Equity Securities................................. 24
        7.13  Change in Control............................................. 24

        7.14  Conflicts of Interest......................................... 24
        7.15  Transactions with Affiliates.................................. 24
        7.16  Modification of Senior Credit Agreement....................... 24
        7.17  Inconsistent Agreements....................................... 24

ARTICLE VIII
INDEMNIFICATION............................................................. 25
        8.01  Indemnification by the Company................................ 25
        8.02  Indemnification by Churchill.................................. 25
        8.03  Notice........................................................ 25
        8.04  Defense....................................................... 25

ARTICLE IX
EVENTS OF DEFAULT........................................................... 25
        9.01  Events of Default............................................. 25
        9.02  Remedies...................................................... 27

ARTICLE X
MISCELLANEOUS............................................................... 28
       10.01  Survival of Representations and Warranties.................... 28
       10.02  Expenses...................................................... 28
       10.03  Governing Law................................................. 28
       10.04  Notices....................................................... 28
       10.05  Entire Agreement.............................................. 29
       10.06  Severability of Invalid Provision............................. 29
       10.07  Successors and Assigns........................................ 30
       10.08  Rules of Construction......................................... 30
       10.09  Counterparts.................................................. 30
       10.10  No Waiver: Cumulative Remedies................................ 30
       10.11  Non-exclusivity............................................... 30
       10.12  Press Releases................................................ 30
       10.13  Time is of the Essence........................................ 30
       10.14  Consent to Jurisdiction; Jury Waiver.......................... 30

                            NOTE PURCHASE AGREEMENT

     This Agreement (the "Agreement") is made as of October 3, 1997 by and between C.D. Smith Drug Company, a Missouri corporation (the "Company") and Churchill ESOP Capital Partners, A Minnesota Limited Partnership ("Churchill").

     WHEREAS, the Company has requested that Churchill purchase the Company's Senior Subordinated Note in the principal amount of $12,000,000 (the "Note");

     WHEREAS, the Company will use the proceeds from the sale of the Note to acquire all partnership interests in Gimbel Investor Group L.P., an Illinois limited partnership (the "Partnership") and thereby obtain all of the outstanding capital stock of G.D. Holdings of Delaware, Inc., a Delaware corporation ("Holdings") pursuant to the Purchase Agreement (as defined herein); and

     WHEREAS, the Company and Churchill wish to specify in this Agreement the terms on which Churchill is purchasing the Note;

     NOW, THEREFORE, in consideration of the foregoing and mutual promises set forth below, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01  Certain Definitions.  As used herein, the following terms have the
           -------------------
meanings indicated:

     "Acquisition Documents" means the agreements and instruments delivered pursuant to the Purchase Agreement to effect the purchase of the Partnership and Holdings and the related transactions thereunder.

     "Affiliate" means (i) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, one or more of the Companies, (ii) any Person of which five percent (5%) or more of the equity interest is held beneficially or of record by any of the Companies, or (iii) a spouse of any shareholder of any of the Companies or any business of which such spouse is a director, officer, employee or equity holder. Control for purposes of this definition means the possession, directly or indirectly, of the power to influence the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Ancillary Agreements" means all the agreements executed and delivered by any of the Companies to Churchill at the Closing, including without limitation the Note, the Warrant Agreement, the Warrant and the Co-Sale Agreement.

     "Articles of Incorporation" means the Company's Articles of Incorporation as of the date of this Agreement.

     "Balance Sheet Date" has the meaning stated in Section 3.04.

     "Capital Expenditures" means, for any specified period, the aggregate of all gross expenditures during such period for any assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are required to be capitalized on the balance sheet of any of the Companies, including the balance sheet amount of any capitalized lease obligations incurred during such period.

     "Closing" and "Closing Date" have the meanings given in Article II.

     "Commission" means the U.S. Securities and Exchange Commission.

     "Common Stock" means the Common Stock of the Company authorized by the Articles of Incorporation, any additional Common Stock which may be authorized in the future by the Company, and any stock into which such Common Stock may hereafter be changed.

     "Company" means C.D. Smith Drug Company, a Missouri corporation.

     "Company ESOP" means the Company's Employee Stock Ownership Plan.

     "Companies" means, the Company and C.D.S. Transportation, Inc., a Missouri corporation, Holdings, General Drug Company, an Illinois corporation, James Brudnick Company, Inc., a Delaware corporation, SBS Pharmaceuticals, Inc., a Delaware corporation, H.H.S. Consulting Services, Incorporated, an Illinois corporation, and any other Subsidiary or other Person in which the Company acquires a direct or indirect material ownership interest.

     "Co-Sale Agreement" means a Co-Sale Agreement in the form attached as Exhibit C providing Churchill the fights specified therein to participate in any sale of the Company's capital stock by the other parties to the Co-Sale Agreement.

     "Debt Service Coverage Ratio" means, with respect to any period, the ratio of (i) the Company's consolidated net income after taxes for such period (excluding after tax gains or losses on the sale of assets (other than the sale of inventory in the ordinary course of business) and excluding other after tax extraordinary gains or losses) plus depreciation and amortization deducted in
                               ----
determining net income for such period, minus Capital Expenditures for such
                                        -----
period not financed, minus any dividends paid or accrued and withdrawals paid or
                     -----
accrued to shareholders or other

Affiliates of the Company for such period which were not calculated in determining net income after taxes, to (ii) current principal maturities of long
                                    --
term debt and capitalized leases paid, or scheduled to be paid during such period, plus any prepayments on indebtedness owed to any Person (except trade
        ----
payables and revolving loans to the Senior Lenders) paid during such period. Debt Service Coverage Ratio shall be calculated in accordance with GAAP on an after tax FIFO basis.

     "Disclosure Schedule" means the schedule of information prepared by the Companies and attached hereto as the Disclosure Schedule.

     "Environmental Laws" has the meaning set forth in Section 3.16.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted pursuant thereto.

     "Event of Default" has the meaning as set forth in Section 9.01.

     "Financial Statements" has the meaning as set forth in Section 3.04.

     "Fixed Indebtedness" means, without duplication (i) all indebtedness for borrowed money, (ii) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed, (iii) all amounts representing the capitalization of rentals in accordance with GAAP and (iv) all guarantees, endorsements and other contingent obligations.

     "GAAP" means generally accepted accounting principles consistently applied with prior periods.

     "Indebtedness" means, without duplication (i) all items which, in accordance with GAAP, would be included on the liability side of a balance sheet, as of the date such Indebtedness is to be determined, excluding capital stock, surplus, capital and earned surplus, (ii) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed, (iii) all amounts representing the capitalization of rentals in accordance with GAAP, and (iv) all guarantees, endorsements and other contingent obligations.

     "Interest Coverage Ratio" means, with respect to any period, the ratio of
(i) the Company's consolidated net income after taxes for such period (excluding after tax gains or losses on the sale of assets (other than the sale of inventory in the ordinary course of business) and excluding other after tax extraordinary gains or losses), plus interest, taxes, depreciation and
                                ----
amortization deducted in determining net income for such period, minus interest
                                                                 -----
income added in determining net income for such period, and minus Capital
                                                            -----
Expenditures for such period not financed, minus dividends paid or accrued and
                                           -----
withdrawals paid or accrued to shareholders or other Affiliates of the Company, to (ii)
--
interest expense on indebtedness deducted in determining net income for such period. Interest Coverage Ratio shall be calculated in accordance with GAAP on a pre tax FIFO basis.

     "Interim Period Financial Statements" has the meaning provided in Section 3.04.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind in respect of such asset.

     "Material Adverse Event" means any condition or occurrence of any nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding, adverse change in applicable law, governmental regulation or governmental benefit plan, adverse change in competitive position or conditions, breach of or default under an agreement, termination of a business relationship, fire, explosion, accident, act of God, strike, lock-out, flood, storm, earthquake, labor disturbance, riot, activity of armed forces or of the public enemy, embargo or nationalization, condemnation, or requisition or taking of property) which materially adversely affects the business, properties, condition, operations or prospects of the Company on a consolidated basis or materially impairs the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements.

     "Note" means the Senior Subordinated Note in the principal amount of Twelve Million Dollars ($12,000,000), substantially in the form attached as Exhibit A, issued jointly and severally by the Companies to the order of Churchill.

     "Obligations" means all liabilities and obligations of the Companies created under or existing pursuant to this Agreement, the Note, the Warrant Agreement or the Warrant.

     "Permitted Liens" has the meaning provided in Section 7.01.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

     "Plan" means an employee benefit plan or other plan maintained for employees of any of the Companies and governed by Title IV of ERISA.

     "Purchase Agreement" means the Acquisition Agreement dated September 11, 1997 as amended October 3, 1997 by and among the Company, Holdings, the Partnership and the partners of the Partnership, including all schedules and exhibits thereto, pursuant to which the Company is acquiring all equity interests in the Partnership and thereby acquiring all of the outstanding capital stock of Holdings.

     "Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

     "Securities" means, collectively, the Warrant and the Note.

     "Securities Act" has the meaning as set forth in Section 4.05.

     "Senior Credit Agreement" means, collectively, the Company's agreements with the Senior Lenders.

     "Senior Indebtedness" means all indebtedness of the Company to the Senior Lenders.

     "Senior Lenders" means LaSalle Business Credit, Inc., Heller Financial, Inc. and American National Bank & Trust Company.

     "Subsidiary" means any corporation of which an aggregate of 50% or more of the outstanding voting stock is at any time directly or indirectly owned by one of the Companies, by one or more of its Subsidiaries, or by the Companies and one or more of their respective Subsidiaries.

     "Warrant" means the Warrant, substantially in the form of Annex A to the Warrant Agreement, issued by the Company pursuant to the Warrant Agreement.

     "Warrant Agreement" means the Warrant Agreement, substantially in the form attached as Exhibit B, providing for the issuance by the Company of the Warrant to purchase Company Common Stock.

     "Warrant Securities" means the Common Stock of the Company or other securities issued upon exercise of the Warrant (as defined in the Warrant Agreement).

                                   ARTICLE II

                        PURCHASE AND SALE OF SECURITIES

      2.01  Sale and Purchase.  Subject to the terms and conditions of this
            -----------------
Agreement and the Warrant Agreement, the Company hereby agrees to sell to Churchill, and Churchill hereby agrees to purchase from the Company at the closing (the "Closing") contemplated by this Agreement, the Note for a purchase price of $9,431,000 and the Warrant for a purchase price of $2,569,000, for an aggregate purchase price of $12,000,000 (the "Purchase Price"). The Closing shall occur at the offices of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. in Chicago, Illinois on October 3, 1997 ( the "Closing Date") or such later date as all of the conditions precedent stated in Article V have been satisfied. At the Closing, Churchill shall deliver by wire transfer to the Company (or, if instructed in writing by the Company, to the Partnership for the account of the Company) payment of the Purchase Price.

      2.02  Use of Proceeds.  The Company shall apply the proceeds of the sale
            ---------------
of the Securities, first, to the payment to the fees and expenses associated with the transactions contemplated under this Agreement, and second, to payment of the purchase price specified in the Purchase Agreement.

     2.03  Closing Fee.  At the Closing the Company shall pay Churchill a
           -----------
closing fee of $360,000.
                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Churchill that as of the date of this Agreement and as of the Closing Date:

     3.01  Organization, Standing and Qualification of Company.  Each of the
           ---------------------------------------------------
Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Companies has all requisite corporate power and authority to carry on its business as now being conducted and proposed to be conducted and to own, lease or operate its properties as and in the places where such business is now conducted or proposed to be conducted. Each of the Companies is duly qualified, licensed or domesticated and in good standing as a foreign corporation in each state where the nature of the activities conducted or proposed to be conducted by it, or the character of the properties owned, leased or operated by it or being acquired under the Purchase Agreement, require such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated would not have a material adverse effect on the Companies, taken as a whole.

     3.02  Subsidiaries and Investments.  The Disclosure Schedule sets forth
           ----------------------------
for each of the Companies its (i) name, (ii) state of organization, (iii) state and county in which its principal executive office is located, (iv) any other names in which it has conducted business in the past five years, (v) the number of shares of stock or other equity interests owned or held which constitute such equity or ownership interest, and (vi) the percentage thereby represented of the total outstanding shares or other units. The shares of stock or other equity interests of the Companies other than the Company are fully paid for and nonassessable and except for the pledge to the Senior Lenders are owned or held free and clear of any mortgage, lien, pledge, security interest or other encumbrance. The Company and the Persons identified or required to be identified on the Disclosure Schedule pursuant to this Section 3.02 are collectively referred to herein as the "Companies."

     3.03  Execution, Delivery and Performance of Agreement, Authority.  The
           -----------------------------------------------------------
execution, delivery or performance of this Agreement and the Ancillary Agreements by the Company, and the purchase of the property being purchased by the Company under the Purchase Agreement, have been duly authorized by all necessary corporate action on the part of the Company's Board of Directors and stockholders and do not conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the Articles of Incorporation or Bylaws of any of the Companies or any agreement, law, rule or regulation or any order, judgment or decree to which any of the Companies is a party or by which any of the Companies or their respective properties is bound, except for any such lien, charge or encumbrance created under or pursuant to this Agreement, the Ancillary Agreements or the Senior Credit Agreement. The Company has full power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Company and constitutes, and the Ancillary Agreements when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' fights and subject to general equitable principles which may limit the fight to obtain equitable remedies.

     3.04  Financial Statements.  The Company has delivered to Churchill copies
           --------------------
of the following consolidated and consolidating financial statements (collectively, the "Financial Statements"): (a) the unaudited consolidated balance sheet of the Company and Subsidiary as of August 31, 1997 (the"Balance Sheet Date") and related consolidated statements of income and cash flows for the six months then ended which are attached hereto as part of the Disclosure Schedule (the "Interim Period Financial Statements"); and (b) the audited consolidated financial statements of the Company and Subsidiaries for the fiscal years ended February 28, 1997 and February 27, 1996. All of the Financial Statements have been prepared from the books and records of the Company or its Subsidiaries, as the case may be, in accordance with GAAP and fairly present the financial condition of the Company and Subsidiary as of their respective dates and the results of their operations for the periods covered thereby. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, subject in the case of the interim Financial Statements to normal year-end adjustments.

     3.05  No Material Adverse Change.  Since the Balance Sheet Date there
           --------------------------
has been no event or occurrence which has had or is reasonably likely to have a Material Adverse Effect.

     3.06  Litigation.  Except as described on the Disclosure Schedule, there
           ----------
is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment, pending or (to the Company's knowledge) threatened against (i) any of the Companies, (ii) the officers, directors or employees of any of the Companies for acts or omissions relating to one or more of the Companies, (iii) the properties, assets or business of any of the Companies, or (iv) the transactions contemplated by this Agreement or the Purchase Agreement, and the Company knows of no basis for any of the foregoing.

     3.07  Compliance with Laws and Other Instruments.  Each of the Companies
           ------------------------------------------
is in compliance in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or currently proposed operations. Neither the ownership nor use of any of the Companies' properties nor the conduct or currently proposed conduct of its business conflicts with the rights of any other Person or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Articles of Incorporation or the Bylaws any of the Companies or any, material agreement, law, ordinance, rule, regulation, zoning regulation or any material order, judgment or decree to which any of the Companies is a party or by which it or its assets are bound.

     3.08  Title to and Liens on Properties.  Each of the Companies has good,
           --------------------------------
marketable and insurable title (which is of record as to any real estate) to all the properties and assets which it owns or uses in its business or purports to own (and upon the closing of the Purchase Agreement the Company will have good and marketable title to all of the outstanding capital stock of Holdings), including without limitation those properties and assets reflected in the Interim Period Financial Statements as of the Balance Sheet Date, except to the extent they have been sold or disposed of in the ordinary course of business subsequent to the Balance Sheet Date. None of such properties and assets are subject to any Lien, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except: (i) those specifically identified on the Disclosure Schedule, (ii) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not so materially detract from the value of the properties subject thereto so as to render the same unmarketable, (B) do not interfere with either the present and continued use of such property or the conduct of normal operations and (C) have arisen only in the ordinary course of business.

     3.09  Purchase Agreement.  The Company has delivered to Churchill a true
           ------------------
and correct copy of the Purchase Agreement, as amended through the date hereof, and at the Closing will deliver to Churchill full and complete copies of all of the Acquisition Documents. The Purchase Agreement, as amended through the date hereof, and the Acquisition Documents are the legal, valid and binding obligations of the Company and of Holdings, the Partnership and the partners of the Partnership, in accordance with their terms (except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies), and there are no oral agreements or understandings or other agreements modifying or waiving any of the provisions thereof. The representations and warranties of the Company and of Holdings, the Partnership and the partners of the Partnership contained in the Purchase Agreement are true and correct in all material respects and may be relied upon by Churchill. All conditions precedent to the closing provided for in the Purchase Agreement or the Acquisition Documents have been satisfied or will be satisfied or waived on or before the Closing of this Agreement.

     3.10  Solvency.  On the Closing Date after giving effect to the purchase
           --------
under the Purchase Agreement and the sale of the Securities under this Agreement, none of the Companies will be "insolvent" as defined in Section 101 of Title II of the United States Bankruptcy Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, or be unable to pay their respective debts generally as such debts become due, or have any unreasonably low capital to engage in any business or transaction, whether current or contemplated.

     3.11  Permits and Licenses.  Except as set forth on the Disclosure
           --------------------
Schedule, the Companies have all federal, state and local licenses and permits required to be maintained in connection with and material to the operation of their businesses, and all such licenses and permits are valid and fully effective.

     3.12  Taxes.  The Companies have timely filed all federal, state and
           -----
municipal tax returns which are required to be filed and has timely paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by any of the Companies, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. The Companies have further made payment of all franchise and similar taxes in their respective jurisdictions of incorporation, and in all of the respective jurisdictions in which any of them is qualified as a foreign corporation, insofar as such taxes are due and payable, except for any such taxes the validity of which are being contested in good faith and for which reserves have been provided.

     3.13  Margin Securities.  None of the Companies is engaged in the business
           -----------------
of extending credit for the purpose of buying or carrying margin securities, and no part of the proceeds realized from the sale of the Securities will be used to buy or carry any such margin securities or be used in a manner inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     3.14  Not an Investment Company.  None of the Companies is an "investment
           -------------------------
company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

     3.15  Securities Laws.  Neither the Company nor any agent on its behalf
           ---------------
has offered or will offer to sell any of the Securities, or solicited any offers to acquire any of the Securities from, or otherwise approached or negotiated or communicated in respect of any of the Securities with, any Person so as thereby to bring the sale of the Securities within the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

     3.16  Environmental Protection.  Except as set forth in the Disclosure
           ------------------------
Schedule, each of the Companies has obtained a material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws"). Except as set forth in the Disclosure Schedule, each of the Companies is in material compliance with all terms and conditions of such required permits, licenses and authorizations and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any plan, order, decree, judgment or notice from any governmental authority to which any of the Companies is a party or by which any of them is bound. Except as set forth in the Disclosure Schedule, none of the Companies is aware of, nor have any of the Companies received notice from any governmental authority of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which interferes with or prevents continued compliance or which gives rise to any liability under any Environmental Laws.

     3.17  Insurance.  The Companies have been and are insured by financially
           ---------
sound and reputable insurers with respect to their respective properties and the conduct of their respective businesses in such amounts and against such risks as is sufficient for their respective businesses and compliance with law. All policies of insurance are currently in full force and effect, and no notice of cancellation or termination has been received by the Company with respect to any such policies. All premiums due and payable on such policies have been paid.

     3.18  Employment or Severance Agreements.  Except for those summarized on
           ----------------------------------
the Disclosure Schedule, none of the Companies is a party to or bound by (i) any collective bargaining agreement, (ii) any agreement providing for a term of employment or for any severance payment to any executive officer of one or more of the Companies, or (iii) any agreement providing any deferred compensation, bonus or profit sharing payment to any executive officer of one or more of the Companies.

     3.19  Disclosure.  No representation or warranty by the Company in this
           ----------
Agreement or any of the Ancillary Agreements, nor any statement, document or certificate furnished or to be furnished by the Company or its representatives to Churchill or Churchill's representatives in connection with this Agreement or any of the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the facts stated therein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CHURCHILL

     Churchill hereby represents and warrants to the Company that:

     4.01  Partnership Existence and Power.  Churchill is a limited partnership
           -------------------------------
duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and purchase the Securities as provided in this Agreement.

     4.02  Authorization.  All proceedings or partnership action required to be
           -------------
taken by Churchill relating to its execution and performance of this Agreement have been taken or will be taken at or prior to the Closing.

     4.03  Investment Intent.  Churchill is an accredited investor, as defined
           -----------------
under Rule 50l(a) of Regulation D of the Securities Act. The Securities are being purchased by Churchill for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Churchill does not currently have any plan or intention of selling, granting any participation in, or otherwise distributing the Securities. Churchill acknowledges that the Securities have not been registered under the Securities Act by reason of the exemption provided in Section 4(2) thereof, and that the reliance of the Company upon this exemption is predicated in part upon this representation and warranty by Churchill.

                                   ARTICLE V

                               CLOSING CONDITIONS

     Churchill's obligation to purchase and pay for the Securities is subject to the following conditions, any of which may be waived in whole or in part by Churchill in writing:

     5.01  Closing of Purchase Agreement and Senior Credit Agreement.  The
           ---------------------------------------------------------
closing of the transactions under the Purchase Agreement and the Senior Credit Agreement shall have been consummated, subject only to the Company paying the purchase price provided for in the Purchase Agreement.

     5.02  Representations and Warranties True.  The representations and
           -----------------------------------
warranties of the Company in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

     5.03  Compliance with Agreement.  The Company shall have performed and
           -------------------------
compiled in all material respects with all agreements or conditions required by this Agreement to be performed and compiled with by it prior to or as of the Closing Date.

     5.04  No Event of Default.  There shall exist at the time of Closing no
           -------------------
condition or event which would constitute an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default.

     5.05  Certificate of Officer.  The Company shall have delivered to
           ----------------------
Churchill a certificate, dated the Closing Date, executed by its Chief Executive Officer and Chief Financial Officer, certifying that the conditions specified in Sections 5.01 through 5.04 are true and correct.

     5.06  Documents Required for the Closing. The Company shall have delivered
           ----------------------------------
to Churchill the following, duly executed as appropriate:

     (a)  this Note Purchase Agreement;

     (b)  the Note;

     (c)  the Warrant Agreement and the Warrant;

     (d) a Subordination Agreement with the Senior Lenders, in form and substance acceptable to Churchill;

     (e)  the Co-Sale Agreement;

     (f)  the Officers' Certificate referred to in Section 5.05;

     (g) a favorable opinion of the Companies' legal counsel as to the matters referred to on Exhibit D;

     (h) a copy, certified by the Company as true and correct of the executed Purchase Agreement (including all exhibits and schedules) and the closing documents related thereto;

     (i) for each of the Companies, a Secretary's Certificate dated the Closing Date, signed by its secretary and in form and substance satisfactory to Churchill and its counsel, (i) certifying that resolutions have been duly adopted by its Board of Directors (and to the extent necessary, its shareholders) authorizing the execution of this Agreement or the Ancillary Agreements, the issuance of the Securities (in the case of the Company), and all of the other transactions to be consummated pursuant hereto, (ii) certifying as to the names of the members of its Board of Directors and the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of it, (iii) certifying the authenticity of attached copies of its Articles of Incorporation and Bylaws and (iv) certifying as to its continued good standing in the jurisdiction of its incorporation, as evidenced by a reasonably current Certificate of Good Standing;

     (j) all environmental reports and documents regarding the Companies which are requested by Churchill, including Phase I Environmental Assessment Reports for all real property owned or leased by the Companies;

     (k) a copy, certified by the Company as true and correct, of the Senior Credit Agreement and the closing documents related thereto;

     (l) copies of all other documentation evidencing material indebtedness of any of the Companies for borrowed money;

     (m) certificate(s) evidencing adequate property and liability insurance coverage on all of the properties and business operations of the Companies;

     (n) a reasonably current search against each of the Companies for (i) liens or security interests of record in each state where it maintains its principal executive office or owns material assets, and (ii) judgments of record in the state and federal courts sitting in the county where it has its principal executive office;

     (o) documents, in form reasonably acceptable to Churchill, evidencing the obtaining of all necessary releases, consents or approvals for the transactions contemplated by this Agreement and the Purchase Agreement;

     (p) evidence satisfactory to Churchill as to the uses of the proceeds of the Note;

     (q) receipt by Churchill and by Churchill's counsel (as appropriate) of payment of the fee referred to in Section 2.03 and the expenses referred to in
Section 10.02;

     (r) copies of the collective bargaining agreements and employment, severance, deferred compensation or bonus agreements of officers referred to in
Section 3.18; and

     (s) such other documents, certificates, instruments or opinions as Churchill or its legal counsel may reasonably request, in form reasonably satisfactory to Churchill.

      5.07  Proceedings Satisfactory.  All proceedings to be taken in connection
            ------------------------
with the transactions contemplated by this Agreement and all documents incident to such transaction shall be satisfactory in form and substance to Churchill and its counsel.

                                  ARTICLE VI

               POST-CLOSING AFFIRMATIVE COVENANTS OF THE COMPANY

     The Company agrees that from and after Closing so long as the Note shall remain outstanding, unless Churchill otherwise consents in writing:

     6.01  Payment of Note.  The Companies shall punctually pay the principal
           ---------------
of and interest on the Note at the time and place and in the manner specified in such Note.

     6.02  Reporting.  The Company shall furnish to Churchill:
           ---------

Annual
------

     (a) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and Subsidiaries, which report shall be certified by an independent certified public accountant who is selected by the Company and is acceptable to Churchill, without qualification as to scope of audit or opinion, which annual report shall include a consolidated and consolidating balance sheet of the Company and Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings and cash flows of the Company and Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP, together, with (i) a management letter from such accountants, if one is prepared by them; and (ii) a Compliance Certificate of the chief executive officer and chief financial officer of the Company in substantially the form of Exhibit E stating that such financial statements have been prepared in accordance with GAAP and whether or not any of them has knowledge of the occurrence of any Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

     (b) at least one month prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit to its board of directors, for its review and approval, an annual plan for such year, which shall include major operating goals and milestones, monthly profit and loss projections, cash flow statements and monthly capital and operating expense budgets, itemized in such detail as the board of directors may reasonably request; each annual plan shall be modified as often as is necessary in the judgment of the board of directors to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of each such modification shall be submitted to the board of directors; the Company with, simultaneously with the submission thereof to the board of directors, deliver a copy of each annual plan and all modifications thereof to Churchill;

Monthly
-------

     (c) within forty-five (45) days after the end of each month during the twelve (12) month period immediately following the Closing and within thirty
(30) days after the end of each month thereafter, a consolidated and consolidating balance sheet of the Company and Subsidiaries as of the end of each month; consolidated and consolidating statements of income, retained earnings and cash flows of the preceding month and for the period year-to-date; and monthly budgets with variances from budget for the preceding month and for the period year-to-date.

Other
-----

     (d) at the time of delivery of the statements required by (c) above witch correspond with the first three fiscal quarters of the Company's fiscal year, a Compliance Certificate signed by the chief financial officer as to whether or not he or she has any knowledge of the occurrence of any Event of Default and, if so, stating in reasonable detail the facts with respect thereto and the computations as to whether the Company is in compliance with the requirements of
Section 6.09.

     (e) to the extent not already delivered to Churchill, promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Company delivers to its stockholders;

     (f) promptly after the sending or filing thereof, copies of all regular and periodic financial reports which any of the Companies shall file with the Commission or any national securities exchange;

     (g) immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency to which the Company is or is threatened in writing to be made a party of the type described in Section 3.06 or which seeks a monetary recovery against the Company in excess of $50,000;

     (h) as promptly as practicable (but in any event not later than five days) after an officer of the Company obtains knowledge thereof, notice of the occurrence of:

         (i) any materially adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Companies to Churchill;

         (ii)  any event which constitutes an Event of Default; or

         (iii) any condition or event regarding the business, properties, condition or prospects (financial or otherwise) of any of the Companies which has or may reasonably be expected to have a Material Adverse Effect;

together with a detailed statement by a responsible officer of the Company of the steps being taken by the Company to cure the effect of such occurrence or event;

     (i) as soon as possible and in any event within thirty (30) days after any of the Companies knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

     (j) copies of all borrowing base certificates and compliance certificates required under any agreement governing Senior Indebtedness, as soon as such reporting documents are available;

     (k) immediately upon the receipt thereof from any creditor, copies of any notices of default or other correspondence or information pertaining to any alleged or actual default or noncompliance with any credit facility maintained by any of the Companies with any creditor other than Churchill;

     (1) as soon as available, with respect to each fiscal year of the Company ending after the Closing Date, if requested by Churchill, a true and correct copy of its consolidated federal income tax returns as filed and all schedules thereto;

     (m) as soon as available, a copy of the annual valuation report prepared for the Company ESOP;

     (n) prior written notice, as far in advance as reasonably practical and not less than is required by the Company's bylaws, of each meeting of the Company's board of directors and copies of the minutes of meetings of, and written minutes of action taken by, the board of directors or the shareholders of the Company, promptly after each such meeting or action is taken; and

     (o) not less than twenty (20) days prior written notice of each action or event which would result in an adjustment of the Exercise Quantity purchasable under the Warrant;

     (p) Such other documents and information concerning any of the Companies which is reasonably requested by Churchill from time to time.

     6.03  Books and Records; Inspection and Examination.
           ---------------------------------------------

     (a) The Company will keep, and cause each of the other Companies to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP (except for FEFO presentation on an interim basis) and, upon request of Churchill, will give any representative of Churchill access to, and permit such representative to examine, audit, copy or make extracts from, any and all books, records and documents in any of the Companies' possession, to inspect any of the Companies' properties and to discuss any of the Companies' affairs, finances and accounts with any of the Companies' principal officers or independent accountants, all at such times during normal business hours and as often as Churchill may reasonably request. The Company agrees to reimburse Churchill for the reasonable fees and charges incurred in connection with any such inspection or audit, including costs of personnel time and out-of-pocket expenses.

     (b) Any information or document obtained by Churchill in any examination, audit, inspection or discussion pursuant to this Section 6.03 shall be used by Churchill only for those purposes Churchill believes to be appropriate to protect its interests under this Agreement and the Ancillary Agreements or in obtaining payment of amounts owed pursuant to the Note, provided that the
                                                        --------
foregoing shall not limit Churchill's use of such information or document (i) if such information or document has become generally available to the public through no fault of Churchill, (ii) if use of such information or document is required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Churchill, (iii) if use of such information or document may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (iv) if such information or document is disclosed or given to Churchill in good faith by a third party who had independent rights to such information or document, (v) if such information or document is obsolete, (vi) if use of such information or document is believed by Churchill to be appropriate in order to comply with any law, order, regulation or ruling applicable to Churchill, or (vii) if such information or document is disclosed or given to a prospective transferee in connection with any contemplated transfer of any of the Securities; provided, further, that in the case of
                                   -----------------
proposed disclosures pursuant to clauses (ii),

(iii) or (vi) above Churchill shall endeavor to give the Company prior notice before complying with such request or order so as to give the Company an opportunity to appear and contest the disclosure of such information or document.

     6.04  Compliance with Laws.  The Company will comply, and will cause each
           --------------------
of the other Companies to comply, in all material respects, with all applicable statutes, rules, regulations, orders of the United States of America, foreign countries, states and municipalities and of any governmental department, commission, board, regulatory authority, bureau, agency, and instrumentality of the foregoing, and of any court, arbitrator or grand jury, in respect of the conduct of the respective businesses and the ownership of its properties, except such as are being contested in good faith or where failure to comply would not have a material adverse effect on the Companies, taken as a whole.

     6.05  Maintenance of Properties.  The Company will keep and maintain, and
           -------------------------
cause the other Companies to keep and maintain, its properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all repairs and renewals and replacements which in the opinion of the Company are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The Company will maintain or cause to be maintained back-up copies of all valuable papers and software.

     6.06  Insurance.  The Company will obtain for itself and the other
           ---------
Companies insurance against loss or damage of the kinds customarily insured against by corporations similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in any event in amounts not less than amounts generally maintained by other companies engaged in similar businesses. The Company shall further promptly provide to Churchill copies of all material notices received from or sent to any of its insurers together with copies of all material correspondence related to such insurance.

     6.07  Payment of Taxes and Claims.  The Company will, and will cause the
           ---------------------------
other Companies to, duly pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges, levies or claims levied or imposed, which are, or which if unpaid might become, a Lien or charge upon the properties, assets, earnings or business of the Company; provided,
                                                                  ---------
however, that nothing contained in this Section shall require the Company or the
-------
other Companies to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim so long as the Company in good faith shall contest the validity thereof and shall set aside on its books adequate reserves with respect thereto. In the event the Company or any of the other Companies fails to satisfy its obligations under this Section, Churchill may but is not obligated to satisfy such obligations in whole or in part and any payments made and reasonable expenses incurred in doing so shall constitute, to the extent satisfied by Churchill, an obligation by the Company immediately due and payable to Churchill and such obligation shall be immediately paid by the Company.

     6.08  Maintenance of Corporate Existence.  The Company will, and will
           ----------------------------------
cause each of the other Companies to, at all times do or cause to be done all things necessary to maintain, preserve and renew their respective corporate charters and existence and their rights, patents and franchises, and comply with all material laws applicable thereto; provided, however, that nothing contained
                                      -----------------
in this Section shall (i) require the Companies to maintain, preserve or renew any right, patent or franchise not necessary or desirable in the conduct of the business of the Companies, (ii) prevent the termination of the corporate existence of any Subsidiary if in the opinion of the Board of Directors of the Company such termination is not disadvantageous to Churchill, or (iii) require the Companies to comply with any law so long as the validity or applicability thereof shall be contested in good faith by appropriate proceedings.

     6.09  Financial Covenants.  The Company will maintain on a consolidated
           -------------------
basis, measured for the twelve (12) month period ending on the last day of each fiscal quarter, beginning with the fiscal quarter ending February 28, 1998 (provided, that for the fiscal quarters ending February 28, 1998, May 31, 1998 and August 31, 1998 calculated for the period commencing December 1, 1997 and ending on the last day of such fiscal quarter):

     (a) a Debt Service Coverage Ratio of 1.125 to 1.0; and

     (b) an Interest Coverage Ratio of 1.35 to 1.0.

For purposes of this Section 6.09, the aggregate annual amount of all Company ESOP contribution expenses shall be excluded from the calculation for every fiscal quarter.

     6.10  Board of Directors.  Within 90 days after the Closing Date the
           ------------------
Company shall deliver to Churchill a copy, certified by the Missouri Secretary of State as having been filed with that office, of an amendment to the Company's Articles of Incorporation which has been approved by the Company's board of directors and shareholders and which provides as follows:

     (a) The Company's board of directors shall consist of four directors who are employees of the Company (the "Inside Directors"), two directors acceptable to Churchill who are not affiliates of Churchill or any of the Companies (other than by virtue of their directorships) and are independent of the Company (the "Outside Directors"), and, if requested by Churchill in writing at any time, one director designated by Churchill. If Churchill designates a board member, then in the event of the death, resignation or removal of such director so nominated, Churchill shall be entitled to nominate such director's successor. In the event Churchill does not exercise its right to having its designee serve as a member of the board of directors, then Churchill shall have the right to designate from time to time an observer to attend all meetings of the board of directors.

     (b) In addition to all other remedies available to the holder of the Note, upon the occurrence of (a) an Event of Default as to payment of principal owed on the Note which continues for thirty (30) days or (b) an Event of Default as to payment of interest due on the Note which continues for sixty (60) days, or
(c) any Event of Default as to a financial covenant referred to in this Agreement which continues for at least ninety (90) days, then upon notice by Churchill, the Company's board of directors shall be immediately modified so that Churchill has the right to two seats on the Company's Board of Directors and the remainder of the Board consists of three Inside Directors and two Outside Directors.

The Company agrees to deliver with the certificate referred to in the introduction to this Section 6.10 an opinion of the Company's outside legal counsel, in form and substance reasonably acceptable to Churchill and its counsel, to the effect that the amendment to the Articles of Incorporation required by this Section 6.10 has been duly adopted for all necessary corporate and shareholder action and has become enforceable in accordance with its terms. The Company agrees to cause any nominee(s) designated by Churchill pursuant to the provisions of (a) above to be immediately elected as a director.

     6.11  Replacement of Certificates.  Upon receipt of evidence reasonably
           ---------------------------
satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the Securities, the Company will issue new certificates representing the Securities, of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificates.

     6.12  Retirement Plans.  The Company will cause each retirement plan in
           ----------------
which any employees of the Companies participate that is subject to the provisions of ERISA, and the documents and instruments governing each such plan, to be conformed to, when necessary, and to be administered in a manner consistent with, those provisions of ERISA which may, from time to time, become effective and operative with respect to such plans; if requested by Churchill in writing from time to time, furnish to Churchill a copy of any annual report with respect to each such plan that any of the Companies files with the Secretary of Labor pursuant to ERISA; maintain fiduciary liability insurance with respect to its acts as ERISA fiduciary with respect to each employee benefit pension plan governed by ERISA up to the amount of plan assets.

     6.13  Filing of Reports.  The Company will, from and after such time as it
           -----------------
has securities registered pursuant to Section 12 of the Exchange Act, or has securities registered pursuant to the Securities Act, make timely filing of such reports as are required to be filed by it with the Commission so that Rule 144 under the Securities Act or any successor provision thereto will be available to the security holders of the Company who are otherwise able to take advantage of the provisions of such rule.

     6.14  Rule 144A.  The Company agrees that, upon the request of any holder
           ---------
of the Warrant or the Note or any prospective purchaser of such instruments, the Company shall promptly provide (but in any case within 15 days of a request) to such holder or potential purchaser the following information: (a) a brief statement of the nature of the business of the Company and the other Companies and the products and services they offer; (b) the Company's most recent consolidated balance sheets and profit and loss and retained earnings statements, and similar financial statements for such part of the two preceding fiscal years prior to such request as the Company has been in operation (such financial information shall be audited, to the extent reasonably available); and (c) such other information about the Company, the other Companies and their business, financial condition and results of operations as the requesting person shall request in order to comply with Rule 144A promulgated under the Securities Act and the antifraud provisions of the federal and state securities laws. The Company hereby represents and warrants to any such requesting person that the information provided by the Company pursuant to this Section will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     6.15  Other Agreements.  The Company will, and will cause each of the
           ----------------
other Companies to, faithfully observe, perform and discharge in all material respects all of their respective covenants, agreements, conditions and obligations under any and all material agreements, whether now existing or hereafter created or arising, to which it is a party or under which it has any obligation; provided, that a default which arises solely from non-compliance with one or more of the financial ratio covenants of the Senior Credit Agreement, but which does not constitute a default under Section 6.09 of this Agreement, shall not constitute a breach of this Section 6.15.

                                  ARTICLE VII

                POST-CLOSING NEGATIVE COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees that from and after Closing, so long as the Note shall remain outstanding, unless Churchill otherwise consents in writing:

     7.01  Liens.  The Company will not, and will not permit any of the other
           -----
Companies to, create, incur, assume or suffer to exist any Liens on any of their respective assets now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give their consent to the subordination of any right or claim of any of the Companies to any right or claim of any other Person; excluding, however, the following ("Permitted Liens"):
        ---------  -------

     (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 6.07;

     (b) Materialmen's, merchants', carriers', workmen's, repairmen's, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 6.07;

     (c) Pledges or deposits to secure obligations under worker's compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, in each case arising in the ordinary course of business;

     (d) Zoning restrictions, easements, licensees' restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business or the value of such property for the purpose of such business;

     (e) Purchase money mortgages, liens, or security interests (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in property acquired after the date hereof, or mortgages, liens or security interests existing in such property at the time of acquisition thereof, provided that (unless Churchill otherwise consents in writing)
         --------

         (1) no such mortgage, lien or security interest extends or shall extend to or cover any property of any of the Companies, other than the property then being acquired and fixed improvements then or thereafter erected thereon; and

         (2) the aggregate principal amount of Fixed Indebtedness secured by mortgages, liens and security interests described in this subsection (e) at the time of acquisition of the property subject thereto shall not exceed the lesser of (i) 100% of the cost of such property or (ii) the then fair market value of such property as determined by the Board of Directors of the Company;

     (f) Liens granted to the Senior Lenders under the Senior Credit Agreement to secure the Senior Indebtedness; and

     (g) Liens arising out of a judgment against one of the Companies for the payment of money not exceeding $100,000 in the aggregate with respect to which an appeal is being prosecuted and a stay of execution pending such appeal has been secured.

     7.02  Indebtedness.  The Company will not, and will not permit any of the
           ------------
other Companies to, incur, create, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness evidenced by the Note;

     (b) Senior Indebtedness in the amount not exceeding that existing on the Closing Date, after giving effect to the closing of the Senior Credit Agreement and this Agreement;

     (c) unsecured trade credit incurred in the ordinary course of business;

     (d) capitalized lease obligations which, in the aggregate, do not exceed $150,000;

     (e) purchase money indebtedness permitted by Section 7.01(e) which, in the aggregate, does not exceed $750,000; and

     (f) indebtedness to the partners of the Partnership for the purchase price due under the Purchase Agreement.

     7.03  Guaranties.  The Company will not, and will not permit any of the
           ----------
other Companies to assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any Person, except:

     (a) endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

     (b) guaranties of not more than an aggregate of $150,000; and

     (c) guaranties in favor of the Senior Lenders pursuant to the Senior Credit Agreement.

     7.04  Investments and Loans.  The Company will not, and will not permit
           ---------------------
any of the other Companies to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

     (a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" by Standard & Poors Corporation or "P-1" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000;

     (b) advances in the ordinary course of business in the form of progress payments, prepaid rent or security deposits;

     (c) the Company's investments in the other Companies as of the Closing Date, after giving effect to the Closing of this Agreement and the closing of the Purchase Agreement and the Senior Credit Agreement; or

     (d) expense advances to officers and employees not exceeding $75,000 in the aggregate.

     7.05  Dividends and ESOP Contributions.   (a) The Company will not declare
           --------------------------------
or pay any dividends on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares or such stock or make any distribution in respect thereof, either directly or indirectly, except for redemptions by the Company of Company Common Stock which are required by the terms of the Company ESOP or ERISA.

     (b) The Company will not, and will not permit any of the Companies to, make any contributions to the Company ESOP in excess of the amounts required to amortize the Indebtedness for borrowed money of the Company ESOP existing at the Closing Date in accordance with the then existing terms of such Indebtedness.

     7.06  Sale of Assets.  The Company will not, and will not permit any of
           --------------
the other Companies to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial part of its assets to any Person; provided, however, that the restrictions
                                  --------  -------
contained in this Section 7.06 shall not apply to or prevent sales or leases by one or more of the Companies of its properties in the ordinary course of business. For purposes of this Section 7.06, "substantial part" means ten percent (10%) or more of the book value of the Company's consolidated assets, determined in accordance with GAAP.

     7.07  Consolidation and Merger.  The Company will not, and will not permit
           ------------------------
any of the other Companies to, consolidate with or merge into any entity or permit any entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of another Person having consolidated annual revenues greater than $20,000,000.

     7.08  Sale and Leaseback.  The Company will not, and will not permit any
           ------------------
of the other Companies to, enter into any arrangement, directly or indirectly, with any entity whereby it shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     7.09  Capital Expenditures.  The Company will not, and will not permit any
           --------------------
of the other Companies to, make any Capital Expenditures which in the aggregate would exceed $600,000 for the period from October 1, 1997 through February 28, 1998, or in excess of $1,250,000 in any fiscal year starting with the fiscal year beginning March 1, 1998.

     7.10  Restrictions on Nature of Business.  The Companies, viewed as a
           ----------------------------------
consolidated entity, will not engage, directly or indirectly, in any line of business materially different from that engaged in prior to the Closing.

     7.11  Accounting. The Company will not, and will not permit any of the
           ----------
other Companies to, adopt, permit or consent to any material change in accounting principles other than as required by GAAP, except as permitted by GAAP and expressly concurred with by certified public accountants selected by the Company and acceptable to Churchill and, in the event of any material change in accounting principles, the Company shall, at Churchill's request, provide the financial statements required by Section 6.02 hereof on a comparative basis showing the financial condition and the results of operations of the Company under both the prior accounting principle and the accounting principle as changed, and the Company shall comply with the financial covenants of Section
6.09 hereof under the prior principles. The Company will not adopt, permit or consent to any change in its fiscal year or file a consolidated tax return with any other Person.

     7.12  Issuance of Equity Securities. The Company will not, and will not
           -----------------------------
permit any of the other Companies to, issue after the date of this Agreement any additional capital stock, or any securities or rights exercisable, convertible or exchangeable for capital stock, except for options or warrants to purchase Company common stock which have an exercise price not less than fair market value per share at the time the option or warrant is granted and which in the aggregate do not permit purchase of more than five percent (5%) of the Company's fully diluted common stock as of the Closing Date; subject to the same proviso stated in Section 7.13 below.

     7.13  Change in Control.  The Company will not, and will not permit any of
           -----------------
the other Companies, to enter into any agreement with any Person that confers upon such Person the right or authority to control or direct a major portion (viewed on a consolidated basis) of the business or assets of any of the Companies, or which provides for or may reasonably be expected to result in a change in the control of the Company; provided, that the Company conducting and
                                      --------
closing an initial public offering of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in gross cash proceeds to the Company of $20 million or more shall not be deemed to violate this Section.

     7.14  Conflicts of Interest.  Except for the continuation of the business
           ---------------------
relationships described in the Disclosure Schedule on terms no less favorable to the Company than those described in the Disclosure Schedule, the Company will conduct, and will cause the other Companies to conduct, their business in such a manner that no officer, director or employee shall have any direct or indirect material equity interest in any entity which does business with any of the Companies or in any property, asset or right which is used by any of the Companies in the conduct of its business.

     7.15  Transactions with Affiliates.  The Company will not, and will not
           ----------------------------
permit any of the other Companies to, enter into or continue in effect any transaction with any Affiliate nor with an officer or employee thereof except transactions upon fair and reasonable terms no less favorable to the Company or other Companies than would obtain in a comparable arm's length transaction with a person not an Affiliate.

     7.16  Modification of Senior Credit Agreement.  The Company will not, and
           ---------------------------------------
will not permit any of the other Companies to, (i) amend the Senior Credit Agreement to decrease or increase the Revolver Availability (as defined in the Note) (ii) to modify the Companies' borrowing base thereunder, or (iii) take or omit taking any action which has the purpose and effect of reducing the Revolver Availability so as to reduce the amount of an installment payment under the Note.

     7.17  Inconsistent Agreements.  The Company will not, and will not permit
           -----------------------
any other the other Companies to, enter into any agreement containing any provision which would be violated or breached by this Agreement or by the performance by the Company of its obligations hereunder or under any document executed pursuant hereto.

                                  ARTICLE VIII

                                INDEMNIFICATION

     8.01  Indemnification by the Company.  The Company agrees to defend,
           ------------------------------
indemnify and hold harmless Churchill and its directors, officers, employees, partners and agents from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses, including reasonable attorneys' fees (collectively "Damages") sustained by Churchill arising from or related to any and all misrepresentations or breach of a representation, warranty or covenant of the Company set forth in this Agreement, any of the Ancillary Agreements, or any certificate, financial statement, document, instrument or other material furnished to Churchill in connection with this Agreement.

     8.02  Indemnification by Churchill.  Churchill agrees to defend, indemnify
           ----------------------------
and hold harmless the Company from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses, including reasonable attorneys' fees (collectively "Damages") sustained by the Company arising from or related to any and all misrepresentations or breach of a representation, warranty or covenant of Churchill set forth in Article IV of this Agreement.

     8.03  Notice.  Each party agrees to give the other prompt written notice
           ------
of any event or assertion of which it has knowledge concerning any Damages or other obligation and as to which it may request indemnification hereunder. A failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any third party claim by a party who suffers Damages shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in material prejudice to the indemnifying party.

     8.04  Defense.  A party obligated to provide indemnification under this
           -------
Article VII shall be entitled to participate in any investigation of any claim, action or proceeding involving any third party and, upon written notice to the indemnified party, assume the investigation and defense of such claim, action, or proceeding with counsel of its choice at its expense, provided that such counsel is reasonably acceptable to the indemnified party.

                                   ARTICLE IX

                               EVENTS OF DEFAULT

     9.01  Events of Default.  An "Event of Default" means any of the
           -----------------
     following:

     (a) Failure to pay principal owed under the Note when due; or

     (b) Failure to pay any interest, fees or expenses or other amounts due under the Note, this Agreement or any of the Ancillary Agreements within ten
(10) days after the date when due; or

     (c) Default by any of the Companies in the performance or observance of any covenant, condition, undertaking or agreement contained in this Agreement or any of the Ancillary Agreements (other than a default of a type specifically dealt with elsewhere in this Section 9.01) and the continuance of such default for a period of at least thirty (30) days after the Company has knowledge of the occurrence thereof, provided that no such thirty (30) day period shall be
                    --------
provided in the case of a default under Section 6.10 relating to amendment of the Articles of Incorporation; or

     (d) Any warranty, representation or other statement by or on behalf of any of the Companies contained in this Agreement or any of the Ancillary Agreements, or in any instrument furnished in compliance with or in reference hereto or thereto, shall be false or misleading in any material respect at the time made; or

     (e) Any event of default shall occur under the Senior Credit Agreement, except for an event of default which arises solely from non-compliance with one or more of the financial ratio covenants of the Senior Credit Agreement but which does not constitute a default under the financial ratio covenants of
Section 6.09 of this Agreement;

     (f) The Company or any of the other Companies shall: (i) file a petition seeking relief for itself under the United States Bankruptcy Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of, or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under the United States Bankruptcy Code, as now constituted or hereafter amended; or (ii) file such a petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors, or

     (g) An order for relief shall be entered against the Company or any of the other Companies under the United States Bankruptcy Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by any court having jurisdiction in the premises which is not stayed, adjudging it bankrupt or insolvent under, or ordering relief against it under, or approving a properly filed petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Company or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Company seeking any of the relief specified in Sections 9.01(f) and
(g) hereof without the petition being dismissed prior to that time, or

     (h) The Company or any of the other Companies shall: (i) make a general assignment for the benefit of creditors; (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of all or a substantial part of its property; (iii) admit its insolvency or inability to pay its debts generally as such debts become due; (iv) fail generally to pay its debts as such debts become due; or (v) take any action in furtherance of its dissolution or liquidation; or

     (i) Default by the Company or any of the other Companies under any covenant, provision or condition contained in any material ($100,000 or more) bond, debenture, note or other evidence of Indebtedness for borrowed money (other than the Note) or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture or other instrument; provided, however, that if such
                                                -----------------
default under such evidence of Indebtedness, indenture or other instrument shall be timely cured, or waived by the holder of such Indebtedness, in each case as may be permitted by such evidence of Indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or

     (j) A judgment for the payment of money in excess of $200,000 shall be rendered against the Company or any of the other Companies and continue unsatisfied for a period of thirty (30) days without a stay of execution; or

     (k) Any Reportable Event, which Churchill determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Company by Churchill; or any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

     (l) Any audit report referred to in Section 6.02 shall contain a qualification as to scope or continuance as a going concern.

     9.02  Remedies.  Upon the occurrence of any Event of Default, Churchill or
           --------
the holder of the Note shall be entitled to:

     (a) declare all indebtedness evidenced by the Note to be immediately due and payable, and upon such acceleration the Note shall thereupon become forthwith due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

     (b) apply any and all amounts owed to the Company by Churchill or by the holder of the Note to the payment of the Note;

     (c) exercise and enforce its rights and remedies under this Agreement or any of the Ancillary Agreements; and

     (d) proceed to protect and enforce its rights under applicable law;

provided, that if a petition is filed by or against the Company or any of the
--------
other Companies under the United States Bankruptcy Code, the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.01    Survival of Representations and Warranties.  The representations,
              ------------------------------------------
warranties, covenants and agreements set forth in this Agreement (including the Disclosure Schedule), the Ancillary Agreements or in any writing delivered by or on behalf of a party to this Agreement to another party to this Agreement in connection with this Agreement, will survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination or knowledge, or the acceptance of any certificate or opinion.

     10.02    Expenses. (a) At the Closing, or immediately upon failure by the
              --------
Company to consummate this Agreement, the Company shall pay the reasonable legal, accounting, environmental and other out-of-pocket expenses of Churchill (and $5,000 for reimbursement of Churchill's internal administrative and processing expenses) relating to the Company, this Agreement, and the Ancillary Agreements. The foregoing amounts shall be paid to the extent possible from the work deposits made by the Company pursuant to proposal letter and commitment letter previously issued by Churchill to the Company, and the balance shall be paid as provided in Section 2.01.

     (b) The Company shall pay all reasonable out-of-pocket expenses incurred by Churchill after the Closing in connection with monitoring and of the Companies, the administration, exercise of Churchill's rights under or enforcement of this Agreement, the Ancillary Agreements or any of the instruments and documents delivered and to be delivered hereunder or thereunder, including all reasonable fees and out-of-pocket expenses of legal counsel retained by Churchill with respect thereto. The Company shall also promptly reimburse Churchill for all costs and expenses, as they are incurred, associated with any amendment, waiver, extension or restructuring of the loans or agreements or covenants contemplated herein.

     10.03    Governing Law.  This Agreement and the Ancillary Agreements shall
              -------------
be construed and enforced in accordance with the substantive laws of the State of Minnesota.

     10.04    Notices.  All notices, consents, requests, instructions,
              -------
approvals and other communications herein required shall be validly given, made or served if in writing and delivered personally, sent by certified mail, postage prepaid, or by a nationally recognized overnight delivery service, addressed as follows:

     (a)  If to Churchill, addressed to Churchill at:

          Churchill ESOP Capital Partners
          Attn: David Wakefield or Robert Davis
          2400 Metropolitan Centre
          333 South Seventh Street
          Minneapolis, Minnesota 55402-2435

          with a copy to:

          Lindquist & Vennum P.L.L.P.
          Attn: Richard D. McNeil.  Esq.
          4200 IDS Center
          Minneapolis, Minnesota 55402

     (b)  If to the Company, addressed to the Company at:

          C.D. Smith Drug Company
          Attn: Robert C. Farley
          3907 South 48th Terrace
          St. Joseph, Missouri 64503

          with a copy to:

          Blackwell Sanders Matheny Weary Lombardi LLP
          Attn: Merry Evans, Esq.
          Two Pershing Square
          2300 Main Street, Suite 1100
          Kansas City, Missouri 64108

or such other address as shall be furnished in writing by either party to the other parties.

     10.05    Entire Agreement.  This Agreement and the Ancillary Agreements,
              ----------------
including the other documents referred to herein, contain the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement and the Ancillary Agreements supersede all prior agreements and undertakings between the parties with respect to such subject matter. No waiver, modification or amendment of any provision of this Agreement, or any consent by Churchill, shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     10.06    Severability of Invalid Provision.  If any one or more covenants
              ---------------------------------
or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of this Agreement, which shall otherwise be fully effective and enforceable.

     10.07    Successors and Assigns.  This Agreement and the various
              ----------------------
instruments and agreements delivered in connection with the consummation of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     10.08    Rules of Construction.  Section headings contained in this
              ---------------------
Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof. This Agreement and the Ancillary Agreements have been negotiated on behalf of the parties with the advice of legal counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision shall be applied in the construction or interpretation of this Agreement or the Ancillary Agreements.

     10.09    Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

     10.10    No Waiver; Cumulative Remedies.  No failure or delay on the part
              ------------------------------
of Churchill in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     10.11    Non-exclusivity.  The rights, remedies, powers and privileges
              ---------------
provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

     10.12    Press Releases.  The Company agrees not to issue any press
              --------------
release or make any general public announcement or statement with respect to the execution of this Agreement or the transactions hereunder unless the same, including the content thereof, shall be approved by Churchill.

     10.13    Time is of the Essence.  Time is of the essence as to the payment
              ----------------------
and performance of all obligations and agreements of the Company hereunder.

     10.14    Consent to Jurisdiction; Jury Waiver.  AT THE OPTION OF
              ------------------------------------
CHURCHILL, THIS AGREEMENT, THE NOTE AND THE OTHER ANCILLARY AGREEMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE COMPANY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE COMPANY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE

RELATIONSHIP CREATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, OR ALLEGING ANY BREACH OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, CHURCHILL AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE. THE COMPANY HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

                         CHURCHILL ESOP CAPITAL PARTNERS,
                         A MINNESOTA LIMITED PARTNERSHIP
                         By:  Churchill Capital Investment Partners,
                              A Minnesota Limited Partnership
                              Its: General Partner

                              By:  Churchill Capital, Inc.
                                   Its:  General Partner


                                   By /s/ David Wakefield
                                      --------------------
                                          A Principal


                         C.D. SMITH DRUG COMPANY



                         By /s/  Robert C. Farley
                            --------------------------
                            Robert C. Farley, Chairman